Exhibit 10.4
EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”) is entered into as of January 12, 2006, between the Federal Home Loan Bank of Des Moines (the “Bank”) and Neil Fruechte (“Executive”).
     A. The Bank currently has a vacancy in the office of President and Chief Executive Officer, and the Board of Directors of the Bank (the “Board”) has commenced a search to fill that position.
     B. The Board has determined that, until a new President and Chief Executive Officer is identified, hired, and assumes office, it would be in the best interests of the Bank to fill that position on an interim basis.
     C. Executive, who has held significant positions of leadership within the banking and financial industries and who has previously served as a member of the Board for many years, has agreed to serve in the role of Interim President and Chief Executive Officer until a replacement is hired and assumes office.
     D. The Bank and Executive wish to establish certain terms and conditions of Executive’s employment.
     NOW, THEREFORE, in consideration of the mutual promises set forth herein, and for other good and valuable consideration the sufficiency and receipt of which is stipulated, the parties therefore agree as follows:
1. Employment. The Bank employs Executive, and Executive accepts employment, on the terms and conditions contained in this Agreement. Executive shall serve as the Interim President and Chief Executive Officer of the Bank during the term of employment set forth in Section 2 below. Executive shall report to the Board, and subject to the oversight and direction of the Board, he shall be responsible for the day-to-day management of the Bank, with all of the authority normally vested in the office of President and Chief Executive Officer, and his primary functions and major areas of accountability are set forth in Exhibit A hereto. During the term of this Agreement, Executive agrees to devote his full attention and working time to the business and affairs of the Bank. Notwithstanding this Agreement, the parties agree that Executive is an employee-at-will and serves at the pleasure of the Board.
2. Term. The term of this Agreement commenced on December 22, 2005 and, unless modified by mutual agreement of the parities or terminated pursuant to Section 6 below, will continue through March 31, 2006 (the “Initial Term”). Upon expiration of the Initial Term, this Agreement may be renewed for successive one (1) month periods as mutually agreed to by the parties (“Renewal Term or Terms”). Notwithstanding the foregoing, this Agreement will immediately terminate as of the date the Board of Directors hires a new President and Chief Executive Officer and such person assumes his or her duties.

3. Compensation.
     3.1 Salary Initial Term. During the Initial Term, the Bank shall pay Executive a total salary of Ninety Thousand Dollars ($90,000). Said salary will be paid in installments on regular payroll days applicable to other employees of the Bank. This salary amount shall be due Executive in the event that Executive does not serve the entire Initial Term, where such failure to serve the entire Initial Term is due to the fact that a new President and Chief Executive Officer of the Bank has been hired and has assumed office during the Initial Term. In addition to the foregoing, Executive shall be eligible to be considered for a performance related bonus of up to Thirty Thousand Dollars ($30,000), to be determined in the sole discretion of the Board. Any such bonus shall be determined by the Board within 60 days of the expiration of the Initial Term or any Renewal Term or Terms, if applicable. All amounts to be paid hereunder shall be reduced by all amounts required by law to be withheld, deducted, or collected.
     3.2 Salary Renewal Terms (if any). If this Agreement is renewed for one or more successive one (1) month periods in accordance with Section 1, then for each such Renewal Term, Executive shall be paid a salary of Thirty Thousand, less all amounts required by law to be withheld, deducted, or collected, payable in installments on regular payroll days applicable to other employees of the Bank. In connection with any such Renewal Term, the salary amount due for any such month shall be due Executive in the event that Executive does not serve the entire Renewal Term where such failure to serve the Renewal Term is due to the fact that a new President and Chief Executive Officer of the Bank has been hired and has assumed office during the Renewal Term.
     3.3 Business Expense Reimbursement. The Bank will reimburse Executive for necessary, customary, and reasonable living, business, and travel expenses incurred by Executive that are related to his employment with the Bank, in accordance with Bank policies.
     3.4 No other Benefits. Except as specifically set forth in Sections 3.1, 3.2, and 3.3, Executive shall have no rights to any salary, bonuses, incentive compensation, employee benefits, severance, or other compensation, benefits, fringe benefits, health insurance benefits or payments from the Bank. The Executive understands and agrees that he shall not be eligible to participate in the Gainsharing Plan or the Long Term Incentive Compensation Plan. In addition, the Executive shall not make contributions to, and waives any right he may have to, the Pentegra Defined Contribution Plan for Financial Institutions, the Pentegra Defined Benefit Plan for Financial Institutions, and the Benefit Equalization Plan from the salary payments described in Sections 3.1 and 3.2 this Agreement.
4. Confidentiality. Executive shall follow and be governed by all existing laws, regulations and Bank policies regarding the unauthorized disclosure or dissemination of the Bank’s Confidential Information. Executive acknowledges that the existing laws, regulations and Bank policies regarding the unauthorized disclosure or dissemination of Confidential Information may change and, to the extent they do change, Executive agrees to follow and be governed by such changed laws, regulations and policies. As used in this Section, “Confidential Information” shall mean any information relating to the business or affairs of the Bank or its customers, including, but not limited to, information relating to financial statements, identities of members and potential members, employees, suppliers, software tools, business methods, equipment, programs, methodologies, strategies and information, analyses, reports, models, calculations, profit margins, exam findings, Board of Directors’ matters, or other proprietary information used by the Bank in connection with its business; provided, however, that Confidential Information shall not include any information which is in the public domain or becomes known in the industry through no wrongful act on the part of Executive. Executive acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Bank.
5. Disclosure of Conflicts of Interest. Executive represents and warrants to the Bank that Executive has no current commitments or obligations that will conflict or otherwise interfere with Executive’s ability to perform the services described in this Agreement, or that will conflict or interfere with the rights or interests of the Bank. During the term of this Agreement, Executive will disclose to the Bank any circumstance or activity that could result in any such conflict of interest.
6. Termination. Either party may terminate this Agreement for any reason at any time. Upon termination of this Agreement, the Bank will be liable to Executive only for salary and other amounts payable under this Agreement that accrue before the effective date of termination, unless the Executive’s employment terminates because the Bank hires a new President and Chief Executive Officer, in which case Executive shall receive the entire salary for the Initial Term or any Renewal Term, if applicable, as specified in Sections 3.1 and 3.2 of this Agreement.
7. Insurance and Indemnity. During the term of this Agreement, the Bank shall, to the extent permitted by applicable law and regulations, include Executive under any director and officer liability insurance policy maintained for its directors and officers, with coverage at least as favorable to Executive in amount and every other material respect as the coverage afforded to other executive officers covered thereby. The Bank shall indemnify and hold Executive harmless to the fullest extent authorized by the Bank’s Bylaws. The Bank’s obligation to provide insurance and indemnify Executive under this Section 7 shall survive expiration or termination of this Agreement with respect to proceedings or threatened proceedings based on acts or omissions of Executive acting in his capacity as Interim President and Chief Executive Officer of the Bank during the period of his employment under this Agreement.
8. Miscellaneous.
     8.1 Neither party may assign any of its rights or obligations under this Agreement without the prior written approval of the other party.
     8.2 This Agreement is subject to applicable provisions of the Federal Home Loan Bank Act and regulations of the Federal Housing Finance Board. With respect to matters not covered by the Federal Home Loan Bank Act or regulations of the Federal Housing Finance Board, this Agreement shall be interpreted in accordance with the laws of the State of Iowa, without regard to its conflict of laws. Any lawsuit between the parties arising out of this Agreement shall be brought in the Iowa District Court in and for Polk County, or in the United States District Court,

Southern District of Iowa, Central Division, if appropriate federal jurisdiction exists. The language of this Agreement shall be construed as a whole according to its fair meaning.
     8.3 This Agreement sets forth the entire agreement between the parties related to Executive’s employment by the Bank, and supersedes any and all prior representations, proposals, discussions, communications or agreements, written or otherwise, between the parties with respect thereto. No amendment of any provision of this Agreement will be effective unless set forth in a written instrument signed by both parties.
     8.4 No provision in this Agreement shall be deemed waived unless such waiver is in a written form, signed by Executive and the Chairman of the Bank.
     8.5 All notices required or permitted under this Agreement shall be in writing addressed to the respective parties as set forth herein.
     8.6 This Agreement may be executed in counterparts.
     8.7 It is understood and agreed that if any provisions of this Agreement are held to be invalid or unenforceable, the remaining provisions of this Agreement shall nevertheless continue to be fully valid and enforceable.
     8.8 Executive acknowledges that he has read and understands this Agreement and all of the provisions hereof, and that adequate opportunity has been afforded Executive to consult with his own legal counsel before signing this Agreement.

Executed as of the date first above written.

BANK:		EXECUTIVE:

FEDERAL HOME LOAN BANK OF DES MOINES		Neil Fruechte

By:	/s/ Randy L. Newman	/s/ Neil N. Fruechte

EXHIBIT A
     This Exhibit A to the Employment Agreement (the “Agreement) by and between the Federal Home Loan Bank of Des Moines (the “Bank”) and Neil Fruechte (“Executive”) sets forth what will be the Executive’s primary functions and major areas of accountability during his employment as the Bank’s Interim President and Chief Executive Officer and supplements the more general duties and responsibilities as described in paragraph 1 of the Agreement.
Primary Function:
To provide direction and leadership to the Bank and Bank staff toward achievement of the Bank’s mission, strategies, goals, and priorities.
To assist the Chairman of the Bank’s Board of Directors (the “Board”) in enabling the Board to fulfill its governance function.
Major Accountabilities:
1. Provide management leadership in regard to the Bank’s strategic objectives and their execution.
2. Support the operation and administration of the Board and Board Committees.
3. Provide leadership to the Bank staff through personal example, coaching and counseling. Develop an organizational culture that promotes effective communication, teamwork, and desired Bank results among key executives.
4. Carry out Board policies and Bank programs and procedures that fully comply with current laws and regulations.
5. Manage the Bank’s resources within approved budget guidelines.
6. Oversee the promotion and delivery of high quality Bank programs and services to its members.
7. In coordination with the Board Chair and approved consultants, represent the Bank to its members, regulators, and other relevant stakeholders in a manner that contributes to a strong, positive image of the Bank and the Federal Home Loan Bank System.